Exhibit 99.1

Joint Filing Agreement

In accordance with Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a Schedule 13G (including any and all amendments thereto) with respect to the common stock, $0.01 par value, of Network-1 Technologies, Inc. and further agree that this Joint Filing Agreement shall be included as an exhibit to such joint filings.

The undersigned further agree that each party hereto is responsible for the timely filing of such Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning such party contained therein; provided that no party is responsible for the completeness or accuracy of the information concerning any other filing party, unless such party knows or has reason to believe that such information is inaccurate.

Dated: February 14, 2017	EMIGRANT CAPITAL CORPORATION

	By:	/s/ Christopher Hammond
Name: Christopher Hammond
Title: Executive Vice President

EMIGRANT BANK

	By:	/s/ Douglas J. McClintock
Name: Douglas J. McClintock
Title: Executive Vice President & General Counsel

EMIGRANT BANCORP, INC.

	By:	/s/ Douglas J. McClintock
Name: Douglas J. McClintock
Title: Executive Vice President & General Counsel

NEW YORK PRIVATE BANK & TRUST CORPORATION

	By:	/s/ Howard P. Milstein
Name: Howard P. Milstein
Title: Chairman, President & CEO

PAUL MILSTEIN 1998 CONTINUATION TRUST C

	By:	/s/ Howard P. Milstein
Name: Howard P. Milstein
Title: President & CEO of PIM Trust Company, as Trustee

ALAN WIENER

/s/ Alan Wiener